Exhibit 99.1

  UNIVERSAL TRUCKLOAD SERVICES, INC. EXPANDS ITS INTERMODAL OPERATIONS THROUGH
    THE ACQUISITION OF FOUR INTERMODAL CARRIERS AND A NEW INTERMODAL FACILITY

    WARREN, Mich., Feb. 2 /PRNewswire-FirstCall/ -- Universal Truckload Services, Inc. (Nasdaq: UACL) announced today that it has acquired four intermodal companies that will operate as part of its Mason Dixon Intermodal subsidiary: Marc Largent, Inc. of Los Angeles, CA in October 2005; Diamond Logistics, Inc. of Houston, TX in November 2005; Assure Intermodal, LLC of Memphis, TN and DiJulio Enterprises, Inc. of Seattle, WA in January 2006.

    The four companies generated combined gross revenues of approximately $28 million in 2005 through the support of approximately 170 owner-operators, 53 employees and 6 terminals, located in Texas, Tennessee, California and Washington. In addition to providing container delivery services, these companies also operate 2 full service storage, maintenance and repair facilities. Terms of the acquisitions were not disclosed.

    Don Cochran, Universal's President and CEO, states that "prior to these strategic acquisitions, we provided intermodal services primarily in the Eastern and Midwestern United States through 21 terminals including 5 depots and the support of approximately 400 owner-operators. These new additions begin our expansion into the western United States, increasing our service offering nationwide to 27 terminals, including 7 depots which are supported by approximately 570 owner-operators. These additions bring with them experienced management and excellent reputations in their respective markets." Cochran goes on to say that "these acquisitions are in line with our continuing evaluation of strategic acquisition opportunities."

    Additionally, by the end of the first quarter of 2006, the Company expects to begin operations at its intermodal facility in Cleveland, OH, which was acquired in August 2005. The Cleveland facility covers approximately 40 acres and will provide container delivery services, full service storage and maintenance and repair services. The opening of this facility will allow the Company to consolidate its existing operations in Cleveland and increase its storage and service capacity.

    Universal Truckload Services, Inc. is primarily a non-asset based provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company's trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services.

    Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

SOURCE  Universal Truckload Services, Inc.
    -0-                             02/02/2006
    /CONTACT: Robert Sigler, Vice President and Chief Financial Officer, or Leo Blumenauer, Vice President of Business Development, of Universal Truckload Services, Inc., +1-586-920-0100/
    /Web site:  http://www.uacl.com /
    (UACL)~